SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

FEDERATED PREMIER MUNICIPAL INCOME FUND

An Annual Meeting of Fund shareholders (Common Shares and Preferred Shares) was held on September 13, 2013. On June 28, 2013, the record date for shareholders voting at the meeting, there were 6,183,261 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO CLASS I TRUSTEES - COMMON SHARES AND PREFERRED SHARES:

1. Maureen Lally-Green

                Withheld
                Authority
For             to Vote


5,484,375         276,789


2. Thomas M. O'Neill


                Withheld
                Authority
For             to Vote

5,542,316       218,848


An Annual Meeting of Fund shareholders (Preferred Shares) was held on September 13, 2013. On June 28, 2013, the record date for shareholders voting at the meeting, there were 1,463 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO TRUSTEES - PREFERRED SHARES ONLY:

1. Peter E. Madden


                Withheld
                Authority
For             to Vote

806              4




2. John S. Walsh


                 Withheld
                 Authority
For              to Vote

806               4



The following Trustees of the Fund continued their terms as Trustees of the Fund: J. Christopher Donahue and Charles F. Mansfield, Jr.


The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and Exchange Commission on July 22, 2013, and is incorporated by reference. (File No. 811-21235)